Exhibit 99.1

Monday October 18, 2004

PRENTISS PROPERTIES REPORTS RESULTS OF OPERATIONS FOR THIRD QUARTER 2004

Dallas, October 18, 2004 — Prentiss Properties Trust (NYSE: PP), a real estate investment trust (REIT) which focuses on office property ownership and development in select markets, today announced results for the third quarter of 2004. The following summarizes the results for the quarter ended September 30, 2004:

•	For the third quarter 2004, the Company reported net income of $12.6 million, or $0.23 per common share (diluted), compared to net income of $14.2 million, or $0.30 per common share (diluted) for the third quarter of 2003.

•	Adjusted FFO totaled $38.6 million, or $0.77 per common share (diluted) for the third quarter 2004, compared to $34.8 million, or $0.76 per common share (diluted) for the third quarter of 2003.

•	The Company had unusually high lease expirations totaling 1,079,000 square feet during the third quarter of 2004. New leases and renewals were signed for 736,000 square feet.

•	As of September 30, 2004 the Company’s overall portfolio was 88.9 percent leased versus 90.8 percent at the end of the second quarter of 2004 and 90.9 percent at the end of the third quarter of 2003. As of September 30, 2004 the Company’s office portfolio was 88.3 percent leased versus 89.7 percent at the end of the second quarter of 2004 and 89.8 percent at the end of the third quarter of 2003.

•	On October 8, 2004, the Company purchased the 2101 Webster building and the 2353 Webster structured parking garage for a purchase price of $64.75 million, or about $141 per rentable foot including the structured parking. The office building is a 459,000 square foot, 20 story, class A office project located in downtown Oakland near the Company’s Ordway and Lake Merritt Tower projects. The purchase has a first year cash yield of approximately 8.6% and a first year GAAP yield of 9.2%.

•	During the third quarter the Company closed $95.7 million of debt financing in its Prentiss Office Investors Joint Venture, closed a $34 million construction loan for its High Bluffs development project and closed a $30 million collateralized term loan facility.

•	On October 1, 2004, the Company paid off its $33.2 million loan with Prudential on its Walnut Glen Property.

•	On October 8, 2004, the Company paid a dividend of $0.56 per share for the third quarter.

Prentiss Properties Trust 3rd Quarter 2004 Earnings Release

October 18, 2004

“We made an acquisition in our Northern California market and had another solid quarter of operating our properties” stated Thomas F. August, President and CEO of Prentiss Properties. “We knew we had significant lease expirations this quarter and I was very pleased with the amount of new leasing we were able to achieve to replace those expirations.”

Asset Acquisitions & Sales

On October 8, 2004 the Company purchased the 2101 Webster building and the 2353 Webster structured parking garage for a purchase price of $64.75 million, or about $141 per rentable foot including the structured parking. The office building is a 459,000 square foot, 20 story, class A office project located in downtown Oakland near our Ordway and Lake Merritt Tower projects. The parking garage contains 695 stalls and there are an additional 65 stalls under the building. The project is approximately 85% leased to a variety of users, of which Kaiser Foundation Health Plan is the largest at approximately 100,000 square feet. The purchase has a going in or initial cash yield of approximately 8.6% and an initial GAAP yield of 9.2%. The Company also signed a contract to acquire a development site adjacent to this project for $1.8 million. The development site currently can support a 260,000 square foot office development.

On July 23, 2004 the Company sold its Shadowridge Business Center property in San Diego, California for sales price of $10.2 million. On August 23, 2004 the Company sold its One Westchase Center project in Houston, Texas for $44.3 million. This property was the last project the Company owned in the Houston market. These sales were made as part of the Company’s continued effort to narrow its focus to office product in its core markets. The projects were sold for a $1.8 million net loss.

Development Activity

During the second quarter of 2004, the Company began construction of High Bluff Ridge, a 158,000 net rentable square foot, Class A, office development in the northern San Diego suburb of Del Mar. The project is 50% pre-leased to Morrison & Foerster LLP.

The Company is developing High Bluff Ridge through a joint venture with Southwind Construction, Inc. The Company is a 70% owner and the managing general partner. On August 16, 2004 the Company closed a three year $34 million construction loan with Commerzbank AG, New York. The loan includes two, one year extensions and has an initial interest rate of 140 basis points over LIBOR. Upon completion of project construction and lease up hurdles the interest rate will adjust to 130 basis points over LIBOR.

Consolidated Financial Results

Third quarter 2004 revenues totaled $94.8 million compared to $83.8 million during the third quarter of 2003. For the third quarter 2004, the Company reported net income of $12.6 million, or $0.23 per common share (diluted), compared to $14.2 million, or $0.30 per

Prentiss Properties Trust 3rd Quarter 2004 Earnings Release

October 18, 2004

common share (diluted), for the third quarter of 2003. Adjusted FFO totaled $38.6 million, or $0.77 per common share (diluted) for the third quarter 2004, compared to $34.8 million, or $0.76 per common share (diluted) for the third quarter of 2003. Operating results were positively impacted by acquisitions and lease termination fees and negatively impacted by rental rate roll-downs, decline in occupancy, property sales and increased depreciation and amortization expenses.

FFO is a widely recognized measure of REIT operating performance. FFO is a non-GAAP financial measure and, as defined by the National Association of Real Estate Investment Trusts, means net income, computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. We believe that FFO is helpful to investors and our management as a measure of our operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, we believe that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operating performance of REITs. However, our FFO may not be comparable to FFO reported by other REITs that do not define FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FFO should be examined in conjunction with net income as presented in our consolidated financial statements. We believe that net income is the most directly comparable GAAP financial measure to FFO. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income or to cash flows as an indication of our performance or as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FFO is attached as a schedule to this press release.

FFO does not reflect depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. These are significant economic costs that could materially impact our results of operations.

Adjusted FFO is a non-GAAP financial measure that we define as FFO (defined above) excluding (adding back) impairment losses related to real estate assets and debt defeasance losses related to real estate assets sold. We believe that our Adjusted FFO provides useful information to the investment community about our financial performance when compared to other REITs as it eliminates FFO differences caused by the timing and classification within the income statement of real estate and real estate debt related losses. However, our Adjusted FFO may not be comparable to FFO or Adjusted FFO reported by other REITs that do not define FFO or Adjusted FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, Adjusted FFO should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto. We

Prentiss Properties Trust 3rd Quarter 2004 Earnings Release

October 18, 2004

believe that net income is the most directly comparable GAAP financial measure to Adjusted FFO. Adjusted FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

Like FFO, our Adjusted FFO does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

Earnings guidance for 2004 will be discussed by management on the October 19, 2004 conference call. Instructions for accessing the conference call can be found in the Additional Information section of this press release.

Portfolio Performance

The Company’s office portfolio was 88.3 percent leased at the end of the third quarter 2004 versus 89.7 percent at the end of the second quarter 2004 and 89.8 percent at the end of the third quarter of 2003. The Company’s industrial portfolio was 92.8 percent leased at the end of the third quarter 2004 versus 98.8 percent at the end of the second quarter 2004 and 98.8 percent at the end of the third quarter of 2003.

The Company’s overall portfolio was 88.9 percent leased at the end of the third quarter 2004 versus 90.8 percent at the end of the second quarter 2004 and 90.9 percent at the end of the third quarter of 2003. The Company retained 28% of tenant’s square footage up for renewal in the third quarter of 2004 and has retained 40% of tenant’s square footage up for renewal during the nine months ended September 30, 2004.

During the quarter, the Company signed office property renewals and new leases totaling 593,000 square feet and industrial property renewals and new leases totaling 143,000 square feet, for a total of 736,000 square feet of signed leases. This represents one of the highest levels of leasing achieved by the Company in a single quarter in recent years. A significant portion of these leases commence in future quarters and therefore did not have an immediate impact on current earnings.

Average straight-line net rents on new and renewed office leases were 10 percent below those on expiring leases and average straight-line net rents on new and renewed industrial leases were 12 percent above those on expiring leases.

The Company’s largest lease executions since its second quarter’s press release are as follows:

1)	Sigmatel, Inc. executed a new 99,782 square foot, 7 year lease at Barton Skyway II in Austin, Texas.

2)	Perot Systems Government Services, Inc. executed a new 90,103 square foot, 10 year, 3 month lease at Willow Oaks in Fairfax, Virginia.

Prentiss Properties Trust 3rd Quarter 2004 Earnings Release

October 18, 2004

3)	National Louis University executed a new 85,532 square foot, 15 year lease at Corporetum in Lisle, Illinois.

4)	SI International, Inc. executed a new 36,994 square foot, 5 year lease at Oakwood in Fairfax, Virginia

5)	T-Systems North America, Inc. executed a 35,412 square foot, 5 year extension lease at 701 Warrenville Road in Rosemont, Illinois.

6)	Direct Holdings Americas, Inc., dba Time Life executed a new 35,155 square foot, 10 year lease at Willow Oaks in Fairfax, Virginia.

7)	Residential Funding Corporation executed a 29,527 square foot, 10 year 8 month lease expansion at Cityplace in Dallas, Texas.

8)	The University of Phoenix executed a new 28,384 square foot, 7 year lease at Willow Oaks in Fairfax, Virginia.

9)	Northwestern University executed a new 21,210 square foot, 10 year lease at 1800 Sherman in Evanston, Illionois.

10)	Hanna, Brophy, Maclean, McAleer, and Jensen executed an 18,140 square foot, 1 year lease renewal at Lake Merritt Tower in Oakland, California.

Lease expirations for office properties for the remainder of 2004 and 2005 total 385,000 square feet and 1,092,000 square feet, respectively, which equates to 2 percent and 7 percent of the Company’s net rentable office square feet during those years.

Capital Markets and Financing

As of September 30, 2004, the Company’s market value of equity was $1.8 billion. Total market capitalization at September 30, 2004 was $2.95 billion, compared to a total asset book value of $2.2 billion (including a pro-rata share of unconsolidated and consolidated joint venture assets). As of September 30, 2004, Debt to Total Market Capitalization (market value equity plus debt) stood at 38.9 percent compared to 41.4 percent as of June 30, 2004 and 41.2 percent as of September 30, 2003.

The Company’s debt balance at September 30, 2004, including its share of unconsolidated and consolidated joint venture debt, was $1.15 billion. Of this amount, $647.9 million was fixed rate, non-recourse, long-term mortgages and fixed rate, recourse debt. The remaining $501.3 million was floating rate debt, of which $360.7 million was hedged as of the end of the third quarter of 2004. Including the Company’s existing hedges, the Company’s exposure to floating rate debt represented approximately 5 percent of its total market capitalization as of the end of the third quarter of 2004.

On July 29, 2004 the Company closed an $85 million financing with Mass Mutual within its Prentiss Office Investors Joint Venture, POI. The loan is a five year, floating rate financing with an interest rate of 85 basis points over LIBOR. The loan is non recourse and is secured by various POI properties. Effective August 1, 2004 POI entered into a 4 year interest rate swap transaction with PNC Bank, N.A. for a notional amount of $70 million and at a strike price of 4.139%.

Prentiss Properties Trust 3rd Quarter 2004 Earnings Release

October 18, 2004

On July 23, 2004 the Company closed a $10.7 million financing with the Union Bank of California within its POI joint venture. The loan is a five year, floating rate financing with an interest rate of 130 basis points over LIBOR. The loan is non recourse and is secured by POI’s Bluffs project in Rancho Bernardo.

During the third quarter the Company paid down its floating rate Collateral Term Loan from a balance of $70.4 million to $30 million. The Company then extended this facility for three years to a maturity date of September 30, 2007, amended the loan amount to $30 million, received release of the Willow Oaks properties from the collateral of the facility and reset the interest rate from the current rate of 137.5 basis points over LIBOR to a new rate of 115 basis points over LIBOR.

On October 1, 2004 the Company paid off its loan with Prudential on its Walnut Glen property. The loan which would have matured on April 1, 2005, had a balance of $33.2 million and an interest rate of 6.92%. The loan allowed for prepayment without penalty starting on October 1, 2004.

During the third quarter of 2004, the Company’s weighted average cost of debt, including all costs related to hedge amortization, swap payments and unused commitment fees, was 6.36 percent. At September 30, 2004, excluding the Company’s line of credit, the weighted average maturity of debt was 4.4 years.

Dividends, Capital Expenditures and Funds Available for Distribution (FAD)

The Company declared a $0.56 regular quarterly dividend on September 9, 2004, to owners (shares and units) of record as of September 30, 2004, and paid the dividend on October 8, 2004. The annualized dividend of $2.24 per share represented a yield of 6.1 percent based on Friday, October 15th’s closing share price of $36.65. The Adjusted FFO and FAD payout ratios for the quarter ended September 30, 2004, were 72.62 percent and 105.23 percent.

The Company spent $10.1 million in non-incremental capital expenditures during the quarter, of which $1.1 million represented capital improvements and repairs to the properties and $9.0 million represented costs paid with respect to leasing and tenant improvements. For office leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $20.66, or $2.52 per square foot per year. These costs were based on 426,000 square feet of non-incremental office leases signed during the quarter.

For industrial leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $2.74, or $0.63 per square foot per year. These costs were based on 143,000 square feet of non-incremental industrial leases signed during the quarter.

Prentiss Properties Trust 3rd Quarter 2004 Earnings Release

October 18, 2004

Funds Available for Distribution (FAD) totaled approximately $26.7 million for the quarter ended September 30, 2004.

FAD is a non-GAAP financial measure that we define as Adjusted FFO (as defined above) less non-incremental capital expenditures, straight-line rent adjustments, rental income adjustments recognized in accordance with Statement of Financial Accounting Standards No. 141 (SFAS No. 141) and the amortization of financing costs. We believe that FAD is helpful to investors and our management as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing and investing activities, it provides investors with an indication of our ability to incur and service debt and to fund dividends and other cash needs. Our FAD may not be comparable to FAD reported by other REITs that do not define FAD exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FAD should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto.

We believe that net income is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FAD is attached as a schedule to this press release.

Additional Information

The Company will broadcast its third quarter 2004 earnings conference call on Tuesday, October 19, 2004. The conference call will begin at 10:00 AM CDT and will last for approximately one hour. Those interested in listening via the Internet can access the conference call at www.prentissproperties.com. Please go to the Company’s web site 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, click on the Real Player icon and follow directions from there. Those interested in listening via the telephone can access the conference call at (303)-262-2211. A replay of the conference call will be available via phone through October 26, 2004 at (303) 590-3000, passcode #11009051 or via the Internet on the Company’s website. Additional information on Prentiss Properties Trust, including an archive of corporate press releases and conference calls, is available on the Company’s web site. The Company’s third quarter 2004 Supplemental Operating and Financial Data, which includes a reconciliation of GAAP to Non-GAAP financial measures, will be available on the Company’s web site at www.prentissproperties.com prior to the start of the conference call.

About Prentiss Properties Trust

Prentiss Properties Trust is a self-administered and self-managed real estate investment trust (“REIT”). It owns interests in 130 operating properties with approximately 17.9 million square feet – 15.7 million of office properties and 2.2 million of industrial properties. The Company also has a 158,000 square foot development project in construction at this time.

Prentiss Properties Trust 3rd Quarter 2004 Earnings Release

October 18, 2004

The Company, through various management subsidiaries, manages approximately 29.2 million square feet of office and industrial properties owned by Prentiss, its affiliates and third parties.

With its headquarters in Dallas, Texas, Prentiss Properties focuses on the ownership of office properties in Metropolitan Washington D.C., Chicago, Dallas, Austin, Northern California and Southern California. It is a full service real estate company with in-house expertise in areas such as acquisitions, development, facilities management, property management and leasing.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intent,” “predict,” “project” and similar expressions as they relate to Prentiss Properties Trust or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no current intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Financial Tables to Follow

For more information on Prentiss Properties Trust,

visit the Company’s website at www.prentissproperties.com

Prentiss Properties Trust

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	9/30/2004	6/30/2004	3/31/2004	12/31/2003	9/30/2003
Assets
Operating real estate:
Land	$336,245	$345,089	$325,623	$325,623	$309,898
Buildings and improvements	1,731,346	1,779,810	1,728,823	1,727,056	1,683,543
Less: accumulated depreciation	(224,748)	(221,575)	(222,080)	(210,944)	(200,034)

	1,842,843	1,903,324	1,832,366	1,841,735	1,793,407
Construction in progress	18,085	12,594	—	—	—
Land held for development	58,871	43,678	47,462	47,202	63,699
Deferred charges and other assets, net	227,652	224,019	207,291	207,795	194,484
Notes receivable	5,440	5,942	6,440	15,904	13,354
Receivables, net	54,841	51,030	49,451	47,412	43,137
Cash and cash equivalents	6,956	10,035	11,215	5,945	9,184
Escrowed cash	9,579	10,149	13,062	11,913	11,825
Investments in securities and insurance contracts	2,928	3,030	3,395	2,579	2,239
Investments in unconsolidated joint ventures	12,906	12,774	14,274	14,215	14,326
Interest rate hedges	2,107	5,099	475	1,768	—

Total assets	$2,242,208	$2,281,674	$2,185,431	$2,196,468	$2,145,655

Liabilities and Shareholders’ Equity
Liabilities:
Mortgages and notes payable	$1,115,534	$1,103,992	$1,034,934	$1,029,035	$1,009,596
Interest rate hedges	6,775	5,277	10,476	9,842	11,398
Accounts payable and other liabilities	84,515	73,487	68,039	81,741	77,316
Mandatorily redeemable preferred units	—	—	—	10,000	10,000
Distributions payable	28,072	28,041	27,742	28,986	28,483

Total liabilities	1,234,896	1,210,797	1,141,191	1,159,604	1,136,793

Minority interest in operating partnership	26,790	27,738	27,476	123,058	122,974

Minority interest in real estate partnerships	30,858	77,843	69,841	1,565	1,645

Commitments and contingencies
Shareholders’ equity:
Preferred shares $.01 par value, 20,000,000 shares authorized, 3,773,585 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000
Common shares $.01 par value, 100,000,000 shares authorized, 48,127,475 and 45,772,383 (includes 3,281,285 and 3,159,089 in treasury) shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	481	480	475	458	448
Additional paid-in capital	1,017,744	1,014,116	997,537	942,644	913,625
Common shares in treasury, at cost, 3,281,285 and 3,159,089 shares at September 30, 2004 and December 31, 2003, respectively	(82,505)	(82,159)	(82,115)	(78,000)	(77,985)
Unearned compensation	(3,827)	(4,254)	(4,782)	(2,176)	(2,569)
Accumulated other comprehensive income	(4,061)	564	(9,176)	(7,198)	(10,606)
Retained earnings/(distributions in excess of earnings)	(78,168)	(63,451)	(55,016)	(43,487)	(38,670)

Total shareholders’ equity	949,664	965,296	946,923	912,241	884,243

Total liabilities and shareholders’ equity	$2,242,208	$2,281,674	$2,185,431	$2,196,468	$2,145,655

Prentiss Properties Trust

Consolidated Statements of Income

(in thousands, except per share amounts)

	Nine Months Ended		Three Months Ended
	9/30/2004	9/30/2003	9/30/2004	6/30/2004	3/31/2004	12/31/2003	9/30/2003
Revenues:
Rental income	$265,123	$236,163	$91,626	$88,361	$85,136	$82,165	$80,264
Service business and other income	9,632	12,154	3,216	2,928	3,488	4,615	3,552

	274,755	248,317	94,842	91,289	88,624	86,780	83,816

Expenses:
Property operating and maintenance	66,675	58,427	22,900	22,183	21,592	23,003	19,490
Real estate taxes	29,219	26,163	9,631	10,015	9,573	6,063	7,813
General and administrative and personnel cost	8,793	8,375	3,423	2,785	2,585	2,613	2,747
Expenses of service business	6,785	7,599	2,670	2,466	1,649	2,914	2,478
Interest expense	50,604	50,350	17,580	16,825	16,199	16,882	16,853
Amortization of deferred financing costs	1,784	1,723	651	568	565	561	678
Depreciation and amortization	68,266	52,784	24,293	22,583	21,390	20,076	18,282

	232,126	205,421	81,148	77,425	73,553	72,112	68,341

Income from continuing operations before minority interests and equity in income of unconsolidated joint ventures	42,629	42,896	13,694	13,864	15,071	14,668	15,475
Minority interests	(2,504)	(7,691)	(325)	(570)	(1,609)	(2,588)	(2,578)
Equity in income of unconsolidated joint ventures	1,790	1,933	616	596	578	622	595
Loss on investment in securities	(420)	—	—	(420)	—	—	—

Income from continuing operations	41,495	37,138	13,985	13,470	14,040	12,702	13,492
Discontinued operations:
Income from discontinued operations including impairment losses	2,764	3,617	344	722	1,698	983	668
Gain/(loss) from disposition of discontinued operations	8,364	(4,457)	(1,821)	10,185	—	—	85
Loss from debt defeasance related to sale of real estate	(5,316)	—	—	(5,316)	—	—	—
Minority interest related to discontinued operations	(184)	32	46	(175)	(55)	(33)	(27)

	5,628	(808)	(1,431)	5,416	1,643	950	726
Income before gain on sale of properties	47,123	36,330	12,554	18,886	15,683	13,652	14,218
Gain/(loss) on sale of land	1,222	1,910	—	(94)	1,316	7,525	—

Net income	48,345	38,240	12,554	18,792	16,999	21,177	14,218
Preferred dividends	(7,939)	(6,339)	(2,113)	(2,113)	(3,713)	(2,113)	(2,113)

Net income applicable to common shareholders	$40,406	$31,901	$10,441	$16,679	$13,286	$19,064	$12,105

Net income per common share - basic	$0.91	$0.81	$0.23	$0.38	$0.31	$0.45	$0.30

Weighted average number of common shares outstanding - basic	44,170	39,397	44,691	44,386	43,426	42,059	40,231

Net income per common share - diluted	$0.91	$0.81	$0.23	$0.37	$0.30	$0.45	$0.30

Weighted average number of common shares and common share equivalents outstanding-diluted	44,358	39,588	44,882	44,527	43,670	42,255	40,484

Calculation of FFO and FAD

For Common Shares and Common Share Equivalents

(000s, except per share data)

	Nine Months Ended		Three Months Ended
	9/30/2004	9/30/2003	9/30/2004	6/30/2004	3/31/2004	12/31/2003	9/30/2003
Funds from Operations (FFO):
Net income	$48,345	$38,240	$12,554	$18,792	$16,999	$21,177	$14,218
Adjustments:
Real estate depreciation and amortization(1)	71,135	58,448	24,368	23,785	22,982	21,524	19,437
Minority interests (2)	1,367	1,205	333	538	496	670	448
Minority interest share of depreciation and amortization	(3,305)	—	(1,181)	(1,303)	(821)	—	—
Pro rata share of joint venture depreciation and amortization	2,229	2,210	749	744	736	750	739
Issue costs of preferred units redeemed	(1,600)	—	—	—	(1,600)	—	—
(Gain)/loss on sale of real estate	(9,586)	2,547	1,821	(10,091)	(1,316)	(7,525)	(85)
FFO applicable to common and common equivalents	$108,585	$102,650	$38,644	$32,465	$37,476	$36,596	$34,757
Impairment losses and debt defeasance related to real estate	5,316	1,792	—	5,316	—	—	—
Adjusted FFO applicable to common and common equivalents	$113,901	$104,442	$38,644	$37,781	$37,476	$36,596	$34,757
Weighted average common shares, units and common shares equivalents (diluted)	49,572	44,854	50,086	49,738	48,896	47,510	45,746
Adjusted FFO per weighted average shares outstanding (diluted)	$2.30	$2.33	$0.77	$0.76	$0.77	$0.77	$0.76
Funds Available for Distribution (FAD) :
Adjusted FFO	$113,901	$104,442	$38,644	$37,781	$37,476	$36,596	$34,757
Adjustments:
Straight-line rent adjustment	(6,909)	(5,508)	(2,199)	(2,231)	(2,479)	(2,438)	(1,558)
FAS 141 adjustment	(590)	(385)	(344)	(256)	10	(5)	(385)
Amortization of deferred financing fees	1,807	1,765	646	582	579	575	692
Capital expenditures	(27,771)	(20,246)	(10,077)	(8,209)	(9,485)	(11,570)	(8,671)
FAD	$80,438	$80,068	$26,670	$27,667	$26,101	$23,158	$24,835
Weighted average common shares, units and common shares equivalents (diluted)	49,572	44,854	50,086	49,738	48,896	47,510	45,746
Dividend per share	$1.680	$1.680	$0.560	$0.560	$0.560	$0.560	$0.560
Total dividend declared	$83,831	$76,040	$28,065	$28,032	$27,734	$26,820	$26,318
Payout ratio of Adjusted FFO	73.60%	72.81%	72.62%	74.20%	74.00%	73.29%	75.72%
Payout ratio of FAD	104.22%	94.97%	105.23%	101.32%	106.26%	115.81%	105.97%

(1) -	Excludes depreciation and amortization not related to real estate.

(2) -	Represents the minority interest attributable to holders of common partnership units. The units are included in the share count.